Exhibit 4.2

VERSES AI INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 and 2023

(Expressed in United States dollars)

INDEPENDENT AUDITORS’ REPORT

TO THE SHAREHOLDERS OF VERSES AI INC.

Opinion

We have audited the consolidated financial statements of Verses AI Inc. and its subsidiaries (the “Company”), which comprise:

♦	the consolidated statements of financial position as at March 31, 2024 and 2023;

♦	the consolidated statements of comprehensive loss for the years then ended;

♦	the consolidated statements of changes in shareholders’ equity (deficiency) for the years then ended;

♦	the consolidated statements of cash flows for the years then ended; and

♦	the notes to the consolidated financial statements, including material accounting policy information.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at March 31, 2024 and 2023, and its consolidated financial performance and consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 in the consolidated financial statements, which indicates that the Company incurred a net loss of $46,607,285 during the year ended March 31, 2024 and, as of that date, the Company had an accumulated deficit of $81,083,527. As stated in Note 1, these events or conditions, along with other matters as set forth in Note 1, indicate that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements for the year March 31, 2024. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Except for the matter described in the Material Uncertainty Related to Going Concern section, we have determined that there are no other key audit matters to communicate in our auditors’ report.

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Other Information

Management is responsible for the other information. The other information comprises the information included in Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.

We obtained Management’s Discussion and Analysis prior to the date of this auditors’ report. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

♦	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

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♦	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

♦	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

♦	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Company to cease to continue as a going concern.

♦	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

♦	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditors’ report is Hervé Leong-Chung.

Chartered Professional Accountants

Vancouver, British Columbia

July 2, 2024

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VERSES AI INC.

Consolidated Statements of Financial Position

(Expressed in United States dollars)

As of March 31,	Notes	2024	2023
ASSETS
CURRENT
Cash		$892,727	$4,397,281
Accounts receivable		100,000	35,000
Due from related parties	10	983,120	605,666
Deferred financing costs		80,993	-
Contract assets and unbilled revenue	5	1,252,076	1,350,435
Tax receivable		374,964	204,815
Prepaid expenses	16	794,351	1,442,677
		4,478,231	8,035,874
Due from related parties		954,150	261,022
Equipment	7, 17	267,259	234,840
Right-of-use asset	18	-	109,011
TOTAL ASSETS		$5,699,640	$8,640,747
LIABILITIES
CURRENT
Accounts payable and accrued liabilities	6, 10	$2,865,002	$1,249,299
Deferred revenue		-	65,000
Promissory notes	20	2,000,000	-
Provision for legal claim	26	6,307,258	-
Restricted share unit liability	8	576,214	302,537
Lease liability	19	-	108,873
Convertible debentures	15	-	4,905,334
SAFE	9	-	1,025,000
		11,748,474	7,656,043
Loans payable	7	140,904	143,331
TOTAL LIABILITIES		11,889,378	7,799,374
SHAREHOLDERS’ EQUITY
Share capital	12	62,570,235	30,264,179
Contributed surplus	8, 14	13,244,512	5,606,507
Obligation to issue shares	12	-	83,456
Accumulated other comprehensive loss		(920,958)	(636,527)
Deficit		(81,083,527)	(34,476,242)
TOTAL SHAREHOLDERS’ EQUITY (DEFICIENCY)		(6,189,738)	841,373
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)		$5,699,640	$8,640,747

Approved and authorized for issue on behalf of the Board on July 2, 2024.

“Gabriel Rene”	“Dan Mapes”
Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

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VERSES AI INC.

Consolidated Statements of Comprehensive Loss

For the years ended March 31,

(Expressed in United States dollars)

	Notes	2024	2023
REVENUE	4	$1,966,731	$1,605,104
COST OF REVENUE		(1,699,170)	(1,135,548)
		267,561	469,556
EXPENSES
Accounting fees		538,394	615,546
Consulting fees		4,146,232	1,118,877
Depreciation	17, 18	261,747	236,130
Investor relations		2,652,392	1,325,615
Legal fees		2,015,619	1,127,083
Management fees	10	41,067	-
Marketing		4,328,186	1,757,983
Office and general		1,709,991	1,257,850
Personnel expenses	10	3,713,861	2,954,123
Rent		26,838	27,549
Research and development		12,024,288	5,881,540
Share based payments	8, 10	7,850,119	2,706,068
Travel and meals		1,098,984	942,587
		(40,407,718)	(19,950,951)
OTHER ITEMS:
Interest expense	7, 15, 19	(348,441)	(95,167)
Accretion expense	15	(203,918)	(36,626)
Other income	21	240,293	24,305
Legal claim expense	26	(6,307,258)	-
Grant income	3	154,709	136,045
LOSS BEFORE INCOME TAXES		(46,604,772)	(19,452,838)
Income taxes	27	(2,513)	(5,600)
NET LOSS		(46,607,285)	(19,458,438)
Foreign exchange difference		(284,431)	(402,341)
NET COMPREHENSIVE LOSS		$(46,891,716)	$(19,860,779)
Loss Per Class A Subordinate Voting Shares - Basic and Diluted		$(0.34)	$(0.18)
Loss Per Class B Proportionate Voting Shares - Basic and Diluted		$(2.11)	$(1.10)
Weighted Average Number of Class A Subordinate Voting Shares - Basic and Diluted		76,469,216	49,836,021
Weighted Average Number of Class B Proportionate Voting Shares - Basic and Diluted		10,000,000	10,000,000

The accompanying notes are an integral part of these consolidated financial statements.

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VERSES AI INC.

Consolidated Statements of Changes in Shareholders’ Equity (Deficiency)

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

	Number of Class B Common Shares	Number of Class A Common Shares	Share Capital	Contributed Surplus	Obligation to Issue Shares	Accumulated Other Comprehensive Loss	Deficit	Total Shareholders’ Equity (Deficiency)
Balance, March 31, 2022	10,000,000	40,382,512	$20,384,147	$1,583,782	$-	$(234,186)	$(15,017,804)	$6,715,939

Stock options and restricted share units granted	-	-	-	2,403,531	-	-	-	2,403,531
Issuance of warrants for services	-	-	-	371,507	-	-	-	371,507
Issuance of units for cash	-	14,907,030	11,333,681	231,302	-	-	-	11,564,983
Private placement issuance costs	-	291,325	(1,629,988)	807,214	-	-	-	(822,774)
Exercise of options and warrants	-	225,070	176,339	(50,065)	-	-	-	126,274
Subscriptions received	-	-	-	-	83,456	-	-	83,456
Convertible debentures equity component, net of issuance costs	-	-	-	86,465	-	-	-	86,465
Convertible debentures issuance costs	-	-	-	172,771	-	-	-	172,771
Foreign exchange difference	-	-	-	-	-	(402,341)	-	(402,341)
Net loss	-	-	-	-	-	-	(19,458,438)	(19,458,438)
Balance, March 31, 2023	10,000,000	55,805,937	30,264,179	5,606,507	83,456	(636,527)	(34,476,242)	841,373

Exercise of options and warrants	-	13,949,121	11,042,575	(1,119,662)	(83,456)	-	-	9,839,457
Issuance of units for cash	-	4,878,048	7,491,999	-	-	-	-	7,491,999
Private placement issuance costs	-	50,000	(1,593,214)	697,807	-	-	-	(895,407)
Conversion of convertible debentures (net)	-	4,372,648	5,699,420	(98,048)	-	-	-	5,601,372
Stock options granted	-	-	-	6,934,678	-	-	-	6,934,678
Modification of finders’ warrants	-	-	-	440,604	-	-	-	440,604
Special warrants issued	-	-	-	-	10,026,270	-	-	10,026,270
Special warrants issuance costs	-	-	-	782,626	(1,584,795)	-	-	(802,169)
Special warrants converted to shares	-	6,612,849	8,441,475	-	(8,441,475)	-	-	-
Issuance of shares for settlement	-	200,000	198,801	-	-	-	-	198,801
SAFE conversion to shares	-	675,000	1,025,000	-	-	-	-	1,025,000
Foreign exchange difference	-	-	-	-	-	(284,431)	-	(284,431)
Net loss	-	-	-	-	-	-	(46,607,285)	(46,607,285)
Balance, March 31, 2024	10,000,000	86,543,603	$62,570,235	$13,244,512	$-	$(920,958)	$(81,083,527)	$(6,189,738)

The accompanying notes are an integral part of these consolidated financial statements.

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VERSES AI INC.

Consolidated Statements of Cash Flows

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

For the year ended	2024	2023
Cash provided by (used in):
OPERATING ACTIVITIES
Net loss for the year	$(46,607,285)	$(19,458,438)
Items not involving cash
Depreciation	261,747	236,130
SAFE issued for advisory services	-	25,000
Provision for legal settlement	6,307,258	-
Foreign exchange effect on convertible debenture	154,109	-
Interest and accretion expense	552,359	126,714
Issuance of advisory units and warrants for services	61,049	371,507
Share based payments	7,850,119	2,706,068
Write off of equipment	-	24,128
	(31,420,644)	(15,968,891)
Net changes in non-cash working capital items:
Accounts receivable	(65,000)	108,000
Contract assets and unbilled revenue	98,359	51,600
Tax receivable	(170,149)	(178,262)
Prepaid expenses	648,326	(1,088,096)
Deferred financing costs	(80,993)	-
Accounts payable and accrued liabilities	1,615,703	629,337
Deferred revenue	(65,000)	(187,000)
Deferred grant	-	(74,321)
Net cash used in operating activities	(29,439,398)	(16,707,633)
INVESTING ACTIVITIES
Due from related parties	(1,070,582)	(680,434)
Investment in equipment	(185,155)	(148,032)
Net cash used in investing activities	(1,255,737)	(828,466)
FINANCING ACTIVITIES
Repayments of loans	(7,752)	(7,752)
Proceeds from issuance of promissory notes and convertible debentures	2,000,000	5,545,330
Proceeds from issuance of equity instruments	9,839,457	11,691,257
Proceeds from obligation to issue shares	-	83,456
Proceeds from issuance of units	17,518,269	-
Private placement issuance costs	(1,697,576)	(1,308,785)
Lease payments	(113,978)	(131,776)
Net cash provided by financing activities	27,538,420	15,871,730
Foreign exchange effect on cash	(347,839)	(402,341)

Net change in cash during the year	(3,504,554)	(2,066,710)
Cash, beginning of the year	4,397,281	6,463,991
Cash, end of the year	$892,727	$4,397,281

Supplemental cash flow information (Note 24).

The accompanying notes are an integral part of these consolidated financial statements.

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VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

1.	NATURE OF BUSINESS AND GOING CONCERN

Chromos Capital Corp. was incorporated under the Business Corporations Act (British Columbia) on November 19, 2020. On June 17, 2021, Chromos Capital Corp. changed its name to Verses Technologies Inc. On March 31, 2023, Verses Technologies Inc. changed its name to Verses AI Inc. (“VAI”, “VERSES” or the “Company”).

VERSES is a cognitive computing company specializing in biologically inspired distributed intelligence. Their flagship offering, Genius™, is patterned after natural systems and neuroscience. Key features of Genius™ include generalizability, predictive queries, real-time adaptation, and an automated computing network. Built on open standards, Genius™ transforms disparate data into knowledge models that foster trustworthy collaboration between humans, machines, and artificial intelligence, across digital and physical domains.

On June 28, 2022, the Subordinate Class A shares of the Company were listed and started trading on the NEO Exchange (“NEO”) (“Listing”) under the symbol “VERS”.

On October 4, 2022, the Company announced that the Company’s Class A shares have commenced trading on the OTCQX® Best Market, an over-the-counter public market in the United States, under the ticker symbol “VRSSF”. VERSES will continue to trade on the NEO Exchange in Canada, as its primary listing.

The Company’s head office and registered and records office is located at 205 - 810 Quayside Drive, New Westminster, British Columbia, V3M 6B9, Canada.

For the year ended March 31, 2024, the Company incurred a net loss of $46,607,285 (2023 - $19,458,438) which was primarily funded by the issuance of shares and other equity instruments. As of March 31, 2024, the Company has an accumulated deficit of $81,083,527 (2023 - $34,476,242). The Company’s ability to continue its operations and to realize its assets at their carrying values is dependent upon obtaining additional financing and generating revenues sufficient to cover its operating costs and working capital deficit.

The ability of the Company raise sufficient funds to carry out its growth plans are conditional, in part, on the continuation of its agreements and investor support. The material uncertainty raised by these events and conditions may cast substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not give effect to any adjustments, which would be necessary should the Company be unable to continue as a going concern. In such circumstances, the Company would be required to realize its assets and discharge its liabilities outside of the normal course of business, and the amounts realized could differ materially from those reflected in these consolidated financial statements.

2.	SUMMARY OF MATERIAL ACCOUNTING POLICIES

a)	Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Issues Committee (“IFRIC”). The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all years presented, unless otherwise stated.

The consolidated financial statements were authorized for issue by the Board of Directors on July 1, 2024.

b)	Basis of preparation

These consolidated financial statements have been prepared on the historical cost basis, except for certain financial instruments, which are measured at fair value. In addition, these consolidated financial statements are prepared using the accrual basis of accounting, except for cash flow information.

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VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

2.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

c)	Consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The results of the subsidiaries will continue to be included in the consolidated financial statements of the Company until the date that the Company’s control over the subsidiaries ceases. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. All intercompany transactions are eliminated on these consolidated financial statements.

Details of the Company’s principal subsidiaries at March 31, 2024 and March 31, 2023 are as follows:

Name	Place of Incorporation	March 31, 2024 Interest	March 31, 2023 Interest
Verses Technologies USA, Inc. (“VTU”)	Wyoming, USA	100%	100%
Verses Operations Canada Inc. (“VOC”)	British Columbia, Canada	100%	100%
Verses Logistics Inc. (“VLOG”)	Wyoming, USA	100%	100%
Verses Realities Inc. (“VRI”)	Wyoming, USA	100%	100%
Verses Inc. (“VINC”)	Wyoming, USA	100%	100%
Verses Health Inc. (“VHE”)	Wyoming, USA	100%	100%
Verses Global BV (“VBV”)	Netherlands	100%	100%

d)	Significant accounting estimates and judgments

The preparation of these consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of expenses during the reporting period. These consolidated financial statements include estimates that, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the consolidated financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future periods if the revision affects both current and future periods. These estimates are based on historical experience, current and future economic conditions, and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual outcomes could differ from these estimates.

Significant assumptions about the future that management has made and other sources of estimation uncertainty at the reporting date, which could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, relate to the following:

Critical accounting estimates

●	Equipment – The Company reviews its estimate of the useful lives of depreciable assets at each reporting date, based on the expected utilization of the assets. Uncertainties in these estimates relate to technical obsolescence that may change the utilization of equipment.

●	Recoverability of accounts receivable, contracts assets, and unbilled revenues, and allowance for credit loss – The Company provides an allowance for the expected credit losses based on an assessment of the recoverability of accounts receivable. Allowances are applied to accounts receivable at initial recognition based on the probability of default by the customers. Management analyzes historical bad debts, customer concentrations, customer creditworthiness, current economic trends, and changes in customer payment terms when making a judgment to evaluate the adequacy of the allowance for expected credit losses. Where the expectation is different from the original estimate, such difference will impact the carrying value of accounts receivable.

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VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

2.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

d)	Significant accounting estimates and judgments (continued)

Critical accounting estimates (continued)

●	Share-based payments – The fair value of stock options granted and compensatory warrants are measured using the Black-Scholes option pricing model. Measurement inputs include share price on measurement date, exercise price of the option, expected volatility, expected life of the options, expected dividends, and the risk-free rate. The Company estimates volatility based on its historical share price or historical share price of comparable companies, excluding specific time frames in which volatility was affected by specific transactions that are not considered to be indicative of the entities’ expected share price volatility. The expected life of the options and warrants is based on historical experience and general option holder behavior. Dividends were not taken into consideration as the Company does not expect to pay dividends.

●	Convertible debenture – The convertible debenture included an option which can be settled in the Company’s Subordinate Voting Shares. Therefore, the value of the convertible debenture was separated into its liability and equity components on the consolidated statements of financial position. The liability component is initially recognized at fair value, calculated at the net present value of the liability based upon non-convertible debt issued by comparable issuers and accounted for at amortized cost using the effective interest rate method. The effective interest rate used is the estimated rate for non-convertible debt with similar terms at the time of issue.

●	Right-of-use asset and lease liability – The right-of-use asset and lease liability is measured by discounting the future lease payments at incremental borrowing rate. The incremental borrowing rate is an estimated rate the Company would have to pay to borrow over a similar term and with similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment.

●	Income tax – Income tax expense is comprised of current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity. Current tax expense is the expected tax payable on taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

●	Simple agreement for future equity (“SAFE”) – The fair value of the SAFE was determined using a probability weighted expected return model based on the scenarios in accordance with the agreements. The timing and probability for each scenario is based on management’s best estimate. Where the actual outcome is different from the estimate, such difference will impact the carrying value of SAFE.

Critical accounting judgments

●	Functional currency – The determination of the functional currency of each entity within the Company, which requires management judgment in determining the currency that mainly influences the sale price of services and costs of providing services.

Going concern – The assessment of the Company’s ability to continue as a going concern. The assumption that the Company will be able to continue as a going concern is subject to critical judgments of management with respect to assumptions surrounding the short and long-term operating budget and financing activities. Should these judgments prove to be inaccurate, management’s continued use of the going concern assumption may be inappropriate.

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VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

2.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

d)	Significant accounting estimates and judgments (continued)

Critical accounting judgments (continued)

●	Revenue recognition – The Company entered into agreements for both Proof of Concept (“PoC”) and Software-as-a-Service (“SaaS”) which are longer in nature, and the company has recorded a contract asset which is representative of receivables from the agreements not yet billed to the customer. Significant judgment was made to determine the performance obligations and whether each performance obligation is satisfied at a point in time or over the term of the contracts.

●	The determination of the Company’s accounting policy for research and development expenditures incurred requires management judgment in determining whether the costs incurred relate to research activities versus those that are related to development activities and would be capitalized as incurred. To date, the Company has not capitalized any research and development expenditures incurred.

●	For right-of-use assets and lease liability, the determination as to whether a contract contains an identified asset, and whether the Company has the right to control the asset, and the lease term.

●	The identification of liability and equity components of convertible debentures and promissory notes is based on interpretations of the substance of the contractual arrangement and therefore requires judgment from management.

e)	Cash

Cash include cash on hand, demand deposits with financial institutions, and other short-term, highly liquid investments that are readily convertible to known amounts of cash and subject to an insignificant risk of change in value.

f)	Foreign currency translation

The functional currency is the currency of the primary economic environment in which an entity operates and may differ from the currency in which the entity enters transactions. The functional currency of VAI and VOC is the Canadian dollar (“CAD”). The functional currency of VTU, VLOG, VRI, VINC, and VHE is the United States dollar (“USD”). The functional currency of VBV is the Euro (“€”). The presentation currency of the consolidated entity is the United States dollar.

Transactions in currencies other than the functional currency are translated to the functional currency at exchange rates prevailing on the dates of the transactions. Monetary assets and liabilities that are denominated in currencies other than the functional currency are translated to the functional currency using the exchange rate prevailing on the date of the consolidated statement of financial position, while non-monetary assets and liabilities are translated at historical rates.

Exchange gains and losses arising from the translation of foreign currency-denominated transactions or balances are recorded as a component of profit or loss in the period in which they occur.

The results of operations and financial position of each subsidiary where the functional currency is different from the presentation currency are translated as follows: assets and liabilities for each consolidated statement of financial position presented are translated at the closing rate at the date of that consolidated statement of financial position, expenses are translated at the average exchange rate each month, all resulting exchange differences are recognized in accumulated other comprehensive income (loss).

12

VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

2.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

g)	Income taxes

Income tax on the profit or loss for the periods presented comprises current and deferred tax. Income tax is recognized in profit or loss, except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax expense is the expected tax payable on the taxable income for the year, calculated using tax rates enacted or substantively enacted at year-end, adjusted for amendments to tax payable with regard to previous years.

Deferred tax is determined using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amounts of assets and liabilities, using tax rates enacted or substantively enacted at the financial position reporting date applicable to the period of expected realization or settlement.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates except, in the case of subsidiaries, where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

h)	Share capital

Equity instruments are contracts that give a residual interest in the net assets of the Company. Financial instruments issued by the Company are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. The Company’s Subordinate Voting Shares and share purchase warrants are classified as equity instruments. Incremental costs directly attributable to the issue of new shares or warrants are shown in equity as a deduction, net of tax, from the proceeds.

Proceeds from the exercise of warrants are recorded as share capital in the amount for which the warrant enabled the holder to purchase a share in the Company. Any previously recorded share-based payment included in the contributed surplus account is transferred to share capital on exercise of warrants. Share capital issued for non-monetary consideration is valued at the closing market price at the date of issuance. The proceeds from issuance of units are allocated between Subordinate Voting Shares and warrants based on the residual method. Under this method, the proceeds are allocated first to share capital based on the fair value of the Subordinate Voting Shares at the time of the financing is and any residual value is allocated to the warrants reserve.

Upon expiration, any value attributed to warrants and stock options remains in the contributed surplus.

Amounts recorded to obligation to issue shares are from contracts that give rise to a commitment for the Company to issue shares such as subscriptions received in advance for a specific private placement and special warrants that convert into shares.

i)	Share-based payments

The Company has an omnibus equity incentive plan for stock options, restricted share units (“RSUs”), performance share units, and deferred share units, which are described in note 12. The Company grants equity-settled share-based awards to directors, officers, employees, and consultants.

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VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

2.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

i)	Share-based payments (continued)

Share-based payments to employees and others providing similar services are measured at the estimated fair value of the instruments issued on the grant date and expensed over the vesting periods. The fair value of equity-settled share options granted to employees is recognized as an expense over the vesting period with a corresponding increase in equity. An individual is classified as an employee when the individual is an employee for legal or tax purposes (direct employee) or provides services similar to those performed by a direct employee, including directors of the Company.

Amounts recorded to contributed surplus represent the value of equity-based transactions other than share capital, and include stock options, warrants, and the equity component of convertible debt.

The fair value of the options granted is measured using the Black-Scholes option-pricing model, taking into account the terms and conditions upon which the options were granted. At each financial position reporting date, the amount recognized as an expense is adjusted to reflect the actual number of share options that are expected to vest. Any cumulative adjustment prior to vesting is recognized in the current period. No adjustment is made to any expense recognized in prior period if share options ultimately exercised are different to that estimated on vesting.

The fair value of share-based payments to non-employees are based on the fair value of the goods or services received. If the Company cannot estimate reliably the fair value of the goods or services received, the Company measures their value, and the corresponding increase in equity, indirectly, by reference to the fair value of the equity instruments granted at the date the Company receives the goods or services.

j)	Loss per share

Basic loss per share is computed by dividing net loss attributable to Subordinate Voting Shares shareholders by the weighted average number of Subordinate Voting Shares outstanding during the period. Diluted earnings per share is computed similar to basic loss per share, except that the weighted average number of shares outstanding is increased to include additional shares for the assumed exercise of stock options and warrants, if dilutive. The Company applies the treasury stock method in calculating diluted earnings per share, which assumes that outstanding stock options and warrants were exercised and that the proceeds from such exercises were used to acquire Subordinate Voting Shares at the average market price during the reporting periods. Diluted loss per share excludes all dilutive potential Subordinate Voting Shares, as their effect would be anti-dilutive. For the year ended March 31, 2024, 14,961,780 (2023 - 26,188,410) warrants and 12,341,969 stock options (2023 - 4,771,667) were not included in the calculation of diluted earnings per share as their inclusion was anti-dilutive.

k)	Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources, services, or obligations between related parties.

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VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

2.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

l)	Financial instruments

(i)	Classification

The Company classifies its financial instruments in the following categories: at fair value through profit or loss (“FVTPL”), at fair value through other comprehensive income (loss) (“FVTOCI”), or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of financial instruments is driven by the Company’s business model for managing the financial assets and their contractual cash flow characteristics. Equity instruments that are held-for-trading are classified as FVTPL. For equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held-for-trading or derivatives) or if the Company has opted to measure them at FVTPL.

The following table shows the classification of the Company’s financial assets and liabilities:

Financial assets/liabilities	Classification of Financial Instruments
Cash	FVTPL
Accounts receivable	Amortized cost
Due from related parties	Amortized cost
Accounts payable and accrued liabilities	Amortized cost
Promissory notes	Amortized cost
Provision for legal settlement	Amortized cost
Restricted share units liability	FVTPL
Convertible debentures	Amortized cost
Loans payable	Amortized cost
SAFE	FVTPL
Lease liability	Amortized cost

(ii)	Measurement

Financial assets and liabilities at FVTOCI or amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently measured using the effective interest rate method, net any impairment.

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in profit or loss. Realized and unrealized gains or losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in the consolidated statements of comprehensive loss in the period in which they arise.

(iii)	Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve-month expected credit losses. The Company shall recognize in profit or loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

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VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

2.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

l)	Financial instruments (continued)

(iv)	Derecognition

Financial assets

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are recognized in profit or loss.

Financial liabilities

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire.

The Company also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different. In this case, a new financial liability based on the modified terms is recognized at fair value.

m)	Compound financial instruments

For instruments with both liability and equity features, the Company evaluates whether any features would meet the definition of an equity instrument or a financial liability on initial recognition. The conversion feature of the Company’s convertible debentures has been determined to be a financial liability. The warrant component of the Company’s convertible debentures has been determined to be an equity instrument and is recognized separately based on the substance of the instrument, with the liability component measured initially at fair value and the equity component assigned the residual amount.

n)	Government assistance

Government assistance consists of grants received under the Innovation and Networks Executive Agency (“INEA”), under the powers delegated by the European Commission. Government assistance is recognized when there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the period the expense costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, the cost of the asset is reduced by the amount of the grant and the grant is recognized as a reduced depreciation expense over the expected useful life of the asset.

o)	Research and development

The Company incurs costs on activities that relate to research and development of new and existing products. Research and development costs are expensed, except in cases where development costs meet certain identifiable criteria for deferral, including technical and economic feasibility. Development costs are capitalized only if the expenditures can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to, and has sufficient resources to, complete development and to use or sell the asset. As at March 31, 2024 and 2023, the Company has not capitalized any research and development costs.

p)	Revenue recognition

The Company’s revenue is primarily derived from licensing its applications to customers and government organizations, providing customization to its core software and performing ongoing maintenance and consulting services.

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VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

2.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

p)	Revenue recognition (continued)

The Company recognizes revenue in accordance with IFRS 15, “Revenue From Contracts With Customers,” which follows a five-step model to assess each contract of a sale or service to a customer: identify the legally binding contract, identify the performance obligations, determine the transaction price, allocate the transaction price, and determine whether revenue will be recognized at a point in time or over time. Revenue is recognized when a performance obligation is satisfied and the customer obtains control of promised goods and services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods and services.

The Company’s performance obligations are satisfied over time or at a point in time depending on the transfer of control to the customer.

Software arrangements

Revenue from software arrangements that provide the Company’s customers with the right to use the software without any significant development or integration work is recognized at a point in time, on delivery. Revenue from fixed-price software arrangements and software customization contracts that require significant production, modification, or customization of software is recognized over time using the cost input method as the services are rendered from time and materials contracts. If cost input method is not used, the Company recognizes the module customization revenue upon final installation of the modules and acceptance by the customers.

Revenue from Software as a service (“SaaS”) arrangements provide the Company’s customers with the right to access a cloud-based environment that the Company provides and manages and the right to receive support and to use the software; however, the customer does not have the right to take possession of the software. Revenue from SaaS arrangements are generally recognized ratably over the contract term, using the time elapsed output method, commencing on the date an executed contract exists and the customer has the right-to-use and access to the software. Substantially, all of the Company’s subscription service arrangements are non-cancellable and do not contain refund-type provisions.

Contract balances

The timing of revenue recognition, billing, and cash collections results in accounts receivable, contract assets, unbilled revenue, and deferred revenue on the consolidated statement of financial position.

Unbilled revenues are recognized when revenue is recognized in excess of billings or when the Company has a right to consideration and that right is conditional to something other than the passage of time. Contract assets are subsequently transferred to accounts receivable when the right to payment becomes unconditional.

17

VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

2.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

q)	Research and development

Deferred revenue is recognized when payments received from customers are in excess of revenue recognized. Deferred revenue is subsequently recognized in revenue when the Company satisfies its performance obligations. Contract assets and deferred revenue are reported in a net position on a contract-by-contract basis at the end of each reporting period.

r)	Cost of revenue

Cost of revenue includes expenses incurred for development of applications and consists of labour costs of technical staff, other direct costs, and hosting services, but excludes depreciation costs.

s)	Leases

IFRS 16 applies a control model to the identification of leases, distinguishing between a lease and a service contract based on whether the customer controls the asset being leased.

The Company considers whether a contract is, or contains a lease. A lease is defined as “a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period in exchange for consideration”. To apply this definition the Company assesses whether the contract meets three key evaluations, which are whether:

(i)	The contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to the Company.

(ii)	The Company has the right to obtain substantially all the economic benefits from use of the identified asset throughout the period of use, considering its rights within the defined scope of the contract.

(iii)	The Company has the right to direct the use of the identified asset throughout the period of use. The Company assesses whether it has the right to direct “how and for what purpose” the asset is used throughout the period of use.

Measurement and recognition of leases as a lessee

At lease commencement date, the Company recognizes a right-of-use asset and a lease liability on the consolidated statement of financial position. The Company depreciates the right-of-use assets on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The Company also assesses the right-of-use asset for impairment when such indicators exist.

At the commencement date, the Company measures the lease liability at the present value of the lease payments unpaid at that date, discounted using the interest rate implicit in the lease if that rate is readily available. If the interest rate implicit in the lease is not readily available, the Company discounts using the Company’s incremental borrowing rate. Lease payments included in the measurement of the lease liability are made up of fixed payments (including in substance fixed), variable payments based on an index or rate, amounts expected to be payable under a residual value guarantee and payments arising from options reasonably certain to be exercised.

Subsequent to initial measurement, the liability will be reduced for payments made and increased for interest. It is remeasured to reflect any reassessment or modification, or if there are changes in in-substance fixed payments. When the lease liability is remeasured, the corresponding adjustment is reflected in the right-of-use asset, or profit and loss if the right-of-use asset is already reduced to zero.

18

VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

2.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

t)	Leases

The Company also has elected to account for short-term leases and leases of low value assets using the practical expedients. Instead of recognizing a right-of-use asset and lease liability, the payments in relation to these are recognized as an expense in profit or loss on a straight-line basis over the lease term. On the consolidated statement of financial position, right-of-use assets are included under non-current assets, and lease liabilities are included under current and non-current liabilities.

As of March 31, 2024, the Company has renewed the lease agreement into a month-to-month lease.

u)	Impairment of non-financial assets

At each reporting date, the Company reviews the carrying amounts of its non-financial assets to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or cash-generating units (“CGU”).

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its recoverable amount. Impairment losses are recognized in profit or loss.

An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

v)	Equipment

Equipment is measured at cost, which includes capitalized borrowing costs, less accumulated depreciation and any accumulated impairment losses.

Any gain or loss on disposal of an item of equipment is recognized in profit or loss.

Depreciation is calculated to write off the cost of items of equipment less their estimated residual values using the straight-line method over their estimated useful lives, and is generally recognized in profit or loss. The estimated useful lives of equipment is three years. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term.

Depreciation methods, useful lives, and residual values are reviewed at each reporting date and adjusted if appropriate.

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VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

2.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

w)	Adoption of amendments IAS 1, Presentation of Financial Statements (“IAS 1”) and IFRS Practice Statement 2

In February 2021, the IASB issued amendments to IAS 1 and the IFRS Practice Statement 2 Making Materiality Judgments to provide guidance on the application of materiality judgments to accounting policy disclosures. The amendments to IAS 1 replace the requirement to disclose ‘significant’ accounting policies with a requirement to disclose ‘material’ accounting policies. Guidelines and illustrative examples are added in the Practice Statement to assist in the application of materiality concept when making the judgments about accounting policy disclosures. Effective January 1, 2023, the Company adopted these amendments prospectively. These amendments had no material impact to these consolidated financial statements.

3.	GRANT INCOME

The Company’s subsidiary, Verses Global BV, entered into a grant agreement (alongside other beneficiaries) with the INEA, which is delegated under the European Commission, to provide technical expertise on geospatial infrastructure. The maximum grant amount receivable is $1,031,588 (€948,848).

Under the grant agreement, Verses Global BV received $877,205 (€806,848) upon execution of the grant in the year ended March 31, 2021. The funds under this agreement are to reimburse the Company for amounts spent on the project. The Company completed the submission of their costs related to the project and expenses under the project are audited and approved by the project management. The remaining grant balance was received in the year ended March 31, 2024, and the Company was able to recognize $154,709 as grant income for the year ended March 31, 2024 (2023 - $136,045).

4.	REVENUE

The Company recognized revenues from contracts with customers in accordance with the following timing under IFRS 15 Revenue from Contracts with Customers.

	Year ended
	March 31,
	2024	2023
Recognized at a point in time (1)	$218,600	$500,000
Recognized over the duration of contracts (2)	1,748,131	1,105,104
Total	$1,966,731	$1,605,104

(1) Includes revenues from completed POCs.

(2) Includes revenue from SaaS.

Contracts with an expected duration of greater than a year contain performance obligations which are not yet satisfied in an amount of $4,147,924 as of March 31, 2024 (2023 - $5,256,055). The remaining allocated transaction price will be recognized as revenue as performance obligations are completed.

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VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

5.	CONTRACT ASSETS AND UNBILLED REVENUE

The Company’s contract assets and unbilled revenues are summarized as follows:

	Contract assets	Unbilled revenue	Total
Balance, March 31, 2022	$263,194	$1,138,841	$1,402,035
Additions	236,423	1,105,104	1,341,527
Invoiced	-	(1,050,000)	(1,050,000)
Costs recognized	(343,127)	-	(343,127)
Balance, March 31, 2023	156,490	1,193,945	1,350,435
Additions	-	1,108,131	1,108,131
Invoiced	-	(1,050,000)	(1,050,000)
Costs recognized	(156,490)	-	(156,490)
Balance, March 31, 2024	$-	$1,252,076	$1,252,076

6.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Company’s accounts payable and accrued liabilities are summarized as follows:

	March 31, 2024	March 31, 2023
Accounts payable	$2,782,502	$1,175,409
Accrued liabilities	82,500	73,890
	$2,865,002	$1,249,299

7.	LOANS PAYABLE

Loan activity consisted of the following:

For the year ended	March 31, 2024	March 31, 2023
Balance, beginning of the year	$143,331	$145,743
Repayment	(7,752)	(7,752)
Interest expense	5,325	5,340
Balance, end of the year	$140,904	$143,331

On June 5, 2020, the Company received a $142,400 loan from the U.S. Small Business Administration. The loan is secured by all tangible and intangible personal property of VTU, and bears interest of 3.75% per annum and requires monthly payments of $646 starting in June 2021 with a maturity of 30 years. As of March 31, 2024, $140,904 (2023 - $143,331) remains outstanding.

8.	SHARE BASED PAYMENTS

The Company has an Omnibus Equity Incentive Plan (the “Plan”) available to employees, directors, officers, and consultants with grants under the Plan approved from time to time by the Board of Directors. Under the Plan, the Company is authorized to issue options to purchase an aggregate of up to 25% of the Company’s issued and outstanding Subordinate Voting Shares. Each option can be exercised to acquire one Class A Subordinate Voting share (“Class A share”) of the Company. The exercise price for an option granted under the Plan may not be less than the market price at the date of grant.

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VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

8.	SHARE BASED PAYMENTS (continued)

Options to purchase Class A shares have been granted to directors, employees, and consultants as follows:

Expiry date	Weighted Average Remaining Contractual Life in Years	Exercise Price (CAD)	Outstanding
June 15, 2027	3.21	0.80	3,800,000
September 16, 2027	3.46	1.00	865,000
April 28, 2028	4.08	1.65	100,000
December 15, 2028	4.71	1.35	9,881,250
	4.24	$1.19	14,646,250

A summary of the Company’s stock options as at March 31, 2024 and changes for the periods then ended is as follows:

	Number of stock options	Weighted Average Exercise Price (CAD)
Outstanding, March 31, 2022	-	-
Granted	7,200,000	$0.80
Exercised	(220,000)	0.77
Outstanding, March 31, 2023	6,980,000	0.80
Granted	10,000,000	1.35
Exercised	(2,333,750)	0.74
Outstanding, March 31, 2024	14,646,250	$1.19
Exercisable, March 31, 2024	12,441,969	$1.16

During the year ended March 31, 2024, 2,333,750 stock options were exercised at a weighted average exercise price of CAD$0.74 for the net proceeds of $1,286,482. The original fair value of these stock options of $484,258 was reclassified from contributed surplus to share capital upon exercise.

On December 15, 2023, the Company granted 9,394,670 stock options to employees and strategic consultants of the Company with an exercise price of CAD$1.35, expiring in 5 years, where 4,676,035 stock options are vested on the grant date, based on previous commitments, and 6.25% every subsequent quarter. The stock options were fair valued at $7,178,065 of which $6,144,624 is recognized in the current year using the Black-Scholes option pricing model with the following assumptions:

Share price at grant date	CAD$1.35
Risk-free interest rate	3.24%
Expected life	5 years
Expected volatility	100%
Expected forfeitures	0%
Expected dividends	Nil
Grant date fair value per option	$0.76

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VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

8.	SHARE BASED PAYMENTS (continued)

On December 15, 2023, the Company granted 505,330 stock options to strategic consultants of the Company with an exercise price of CAD$1.35, expiring in 5 years, where 33.33% stock options vested on December 30, 2024, and 33.33% every 6 months thereafter. The stock options were fair valued at $386,101 of which $144,506 is recognized in the current year using the Black-Scholes option pricing model with the following assumptions:

Share price at grant date	CAD$1.35
Risk-free interest rate	3.24%
Expected life	5 years
Expected volatility	100%
Expected forfeitures	0%
Expected dividends	Nil
Grant date fair value per option	$0.76

For the year ended March 31, 2024, the Company revalued the stock options granted on December 15, 2023. The stock options were fair valued at $406,524 consequently an additional $101,514 is recognized in the current year using the Black-Scholes option pricing model with the following assumptions:

Share price at revaluation date	CAD$1.43
Risk-free interest rate	3.64%
Expected life	5 years
Expected volatility	100%
Expected forfeitures	0%
Expected dividends	Nil
Revaluation date fair value per option	$0.80

On April 28, 2023, the Company granted 100,000 stock options to a strategic consultant of the Company with an exercise price of CAD$1.65, expiring in 5 years, where 50,000 stock options vest 6 months after the grant date and 50,000 vests 12 months after the grant date. The stock options were fair valued at $91,807 using the Black-Scholes option pricing model with the following assumptions:

Share price at grant date	CAD$1.65
Risk-free interest rate	2.97%
Expected life	5 years
Expected volatility	100%
Expected forfeitures	0%
Expected dividends	Nil
Grant date fair value per option	$0.92

23

VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

8.	SHARE BASED PAYMENTS (continued)

For the year ended March 31, 2024, the Company revalued the stock options granted on April 28, 2023. The stock options were fair valued at $70,925 consequently $20,882 was derecognized in the current year using the Black-Scholes option pricing model with the following assumptions:

Share price at revaluation date	CAD$1.43
Risk-free interest rate	3.64%
Expected life	4.13 years
Expected volatility	100%
Expected forfeitures	0%
Expected dividends	Nil
Revaluation date fair value per option	$0.73

Included in the Plan, the Company may grant RSUs to employees, directors, officers, and consultants. The RSUs can be settled at the election of the holder for Class A shares, cash, or a combination of Class A Subordinate Voting Shares and cash.

On November 15, 2023, the Company granted 150,000 RSUs to a strategic consultant of the Company, with no exercise price, with expiry date of 10 years from the grant date, vesting ⅓ on the grant date, ⅓ on December 28, 2023, and ⅓ on March 28, 2024.

For the year ended March 31, 2024, the Company revalued the RSUs granted on November 15, 2023. The RSUs were fair valued at $142,449 based on the market price of one Class A share on the revaluation date. An expense of $127,400 was recognized in the current year.

During the year ended March 31, 2023, 500,000 RSUs were granted to a director, with no exercise price or expiry date, vesting ⅓ on the first anniversary of the Listing and ⅓ each subsequent anniversary thereafter (Note 10). The RSUs were determined to be a liability instrument and were fair valued on day of grant at $309,400 based on the market price of one Class A share on the date of issuance. At March 31, 2024, the RSUs were valued at a fair value of $ 433,765 (2023 - $302,537) based on the market price of one Class A share on revaluation date and an expense of $148,636 was recorded in the current year. The fair value will be recognized as an expense using the graded vesting method over the vesting period.

Number of RSUs
Balance, March 31, 2022 and March 31, 2021	-
Issued, June 16, 2022	500,000
Balance, March 31, 2023	500,000
Issued, November 15, 2023	150,000
Balance, March 31, 2024	650,000
Exercisable, March 31, 2024	316,667

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VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

8.	SHARE BASED PAYMENTS (continued)

A reconciliation of share based payments is as follows:

Share based payments	Stock Options	RSUs	Modification of broker's warrants	Settlement agreement	Total
Balance, March 31, 2022	$-	$-	$-	$-	$-
Options and RSUs granted	2,403,530	309,400	-	-	2,712,930
RSU revaluation	-	(6,862)	-	-	(6,862)
Balance, March 31, 2023	2,403,530	302,538	-	-	2,706,068

Previous year graded vesting	473,109	-	-	-	473,109
New grants April 2023	70,925	-	-	-	70,925
New grants November 2023	-	127,400	-	-	127,400
New grants December 2023	6,390,644	-	-	-	6,390,644
Modification of broker's warrants	-	-	440,604	-	440,604
Revaluation RSUs 2023	-	148,636	-	-	148,636
Settlement agreement	-	-	-	198,801	198,801
Balance, March 31, 2024	$6,934,678	$276,036	$440,604	$198,801	$7,850,119

9.	SIMPLE AGREEMENTS FOR FUTURE EQUITY (“SAFEs”)

SAFEs are securities which give the holder a future equity conversion right based on a floating conversion price determined by future events. SAFEs are convertible based on a deemed price per security calculated using the consideration paid or valuation determined on the occurrence of an equity financing or liquidity event (i.e., going public transaction, acquisition). The Company applied probabilities of the occurrence of an equity financing (100%) or liquidity event (0%). Under each scenario the estimated fair value was determined to be the face value of the SAFE instrument (Note 26).

As at	March 31, 2024	March 31, 2023
Balance, beginning of the year (i)	$1,025,000	$1,000,000
Additions – SAFE for advisory services (ii)	-	25,000
SAFE conversion into shares (iii)	(1,025,000)	-
Balance, end of the period	$-	$1,025,000

(i) At March 31, 2023, the Company’s subsidiary, VLOG, has a SAFE with a face value of $1,000,000 issued to an investor for proceeds received in the subsidiary.

(ii) At March 31, 2023, the Company’s subsidiary, VLOG, has a SAFE with a face value of $25,000 issued for advisory services provided in the subsidiary.

(iii) On January 29, 2024, the Company issued 675,000 Class A shares to settle and extinguish the VERSES NRI, LLC. SAFE (658,537 Class A shares) and the Strategic Executive Search Group Ltd. SAFE (16,463 Class A shares).

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Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

9.	SIMPLE AGREEMENTS FOR FUTURE EQUITY (“SAFEs”) (continued)

SAFEs are measured at Level 3 – Prices or valuation techniques that are not based on observable market data and require inputs that are both significant to the fair value measurement and unobservable. The fair value of the SAFE was determined using a probability weighted expected return model based on the scenarios in accordance with the agreements. The timing and probability for each scenario is based on management’s best estimate. Where the actual outcome is different from the estimate, such difference will impact the carrying value of SAFE.

10.	RELATED PARTY TRANSACTIONS AND BALANCES

The Company’s related parties consist of the directors, executive officers, and companies controlled by them. Transactions are measured at the exchange amount, which is the amount agreed to by the parties.

Key management personnel include those persons having authority and responsibility for planning, directing, and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Company’s Board of Directors and senior officers.

During the years ended March 31, 2024 and 2023, related party transactions were as follows:

	Year ended
	March 31,
	2024	2023
Management fees	$41,067	$-
Management salaries and benefits included in personnel expenses	1,382,130	1,139,079
Share-based payments (note 8)	1,783,901	639,198
	$3,207,098	$1,778,277

Included in accounts payable and accrued liabilities at March 31, 2024 were amounts totaling $21,073 (2023 - $12,867) due to key management personnel.

Included in due from related parties at March 31, 2024 were amounts totaling $1,872,334 (2023 - $866,688) due from companies controlled by key management personnel, and a loan granted to one member of the management of the Company. These amounts are unsecured, interest-free, and settlement generally occurs in cash.

Also included in the amounts due from related parties, is a loan of $64,936 (2023 - $nil) to a key member of the management team that is unsecured and has an annual interest rate of 5% and requires principal and interests to be paid in full by May 1, 2033. No repayments were made in the year ended March 31, 2024.

On December 15, 2023, the Company granted 2,046,777 stock options to the Chief Financial Officer (439,506) and the Chief Commercial Officer (1,607,271) of the Company with an exercise price of CAD$1.35, expiring in 5 years, where 1,671,660 stock options are vested on the grant date, based on previous commitments, and 6.25% every subsequent quarter. The stock options were fair valued at $1,563,855 of which $1,423,781 is recognized in the year using the Black-Scholes option pricing model (Note 8).

At March 31, 2024, the RSUs granted to a director were valued at a fair value of $433,765 (2023 - $302,537) based on the market price of one Class A share on revaluation date. The fair value recognized as an expense in the year ended March 31, 2024 is $148,636.

At March 31, 2024, the stock options granted to the directors recognized as an expense using the graded vesting method over the vesting period is $211,484.

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Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

11.	COMMITMENTS

The Company has an obligation to pay royalties to Cyberlab, LLC (“Cyberlab”) (a company controlled by a director and officer). Cyberlab shall be entitled to receive a share of the gross revenue derived from the sales, licensing, and other commercial activities involving Spatial Domain Names, pursuant to the following schedule:

-	Years 1 through 10 of the Spatial Domain Program: Cyberlab shall be entitled to retain Five Percent (5%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Five Percent (95%) to allocate between itself and other Spatial Domain Program stakeholders (e.g., registries, registrars, etc.) as it sees fit.
-	Years 11 through 14 of the Spatial Domain Program: Cyberlab shall be entitled to retain Four Percent (4%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Six Percent (96%).
-	Years 15 through 17 of the Spatial Domain Program: Cyberlab shall be entitled to retain Three Percent (3%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Seven Percent (97%).
-	Years 18 and 19 of the Spatial Domain Program: Cyberlab shall be entitled to retain Two Percent (2%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Eight Percent (98%).
-	Years 20 to 25 of the Spatial Domain Program: Cyberlab shall be entitled to retain One Percent (1%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Nine Percent (99%).

As of March 31, 2024, no amounts are payable under the royalties agreement.

The Company is obligated to grant stock options (“Options”), deferred share units (“DSU”), or restricted stock units (“RSU”) to qualifying consultants and employees based on their respective contracts, to be determined at grant date based on the market price of the Company’s shares. As at March 31, 2024, 9,394,670 equity compensation has been granted, and the outstanding commitment balance is 8,965,855 (2023 - 16,363,264) to be granted as options, RSUs, or DSUs.

The Company has also entered into severance agreements with executives of the Company. In the case of involuntary termination or a change in control, the executives are entitled to a monetary payment equal to 12 months’ worth of base salary, continuation for 12 months of medical and dental insurance, and immediate, accelerated vesting of all stock options, equity, and related compensation.

12.	SHARE CAPITAL

a)	Authorized Subordinate Voting Shares

Effective July 20, 2021, the Company amended its Articles to create an unlimited number of Class A Subordinate Voting Shares and unlimited number of Class B Proportionate Voting Shares. Each Class A share shall entitle the holder thereof to one vote. Each Class B share shall entitle the holder thereof to 6.25 votes and such proportionate dividends and liquidation rights. Each Class B share is convertible, at the option of the holder, into 6.25 Class A shares.

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Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

12.	SHARE CAPITAL (continued)

b)	Issued

During the year ended March 31, 2024, the following equity instruments were exercised for gross proceeds of $9,839,457:

-	10,345,949 warrants with an exercise price of CAD$1.00.
-	65,625 warrants with an exercise price of CAD$1.20.
-	468,048 broker warrants with an exercise price of CAD$0.80.
-	359,196 broker warrants with an exercise price of CAD$1.00.
-	376,553 broker warrants with an exercise price of CAD$1.20.
-	180,000 stock options with an exercise price of CAD$0.77.
-	1,750,000 stock options with an exercise price of CAD$0.70.
-	250,000 stock options with an exercise price of CAD$0.80.
-	135,000 stock options with an exercise price of CAD$1.00.
-	18,750 stock options with an exercise price of CAD$1.35.

The reclassification from contributed surplus from the exercises of warrants and stock options was $1,119,662.

In connection with the broker warrants exercises, the Company granted 388,741 broker warrants with an exercise price of CAD$1.20 and expiry dates within 2 years of the grant date.

On July 6, 2023, the Company closed the offering of units (the “LIFE Units”) of the Company, for gross proceeds of $7,491,999 (the “LIFE Offering”), and closed the private placement of special warrants (the “Special Warrants”) of the Company (together with the Life Offering, the “Offering”), each exercisable for one unit of the Company (together with the LIFE Units, the “Units”) at no additional cost, for gross proceeds of $10,026,270.

Pursuant to the LIFE Offering, a total of 4,878,048 LIFE Units were issued at a price per LIFE Unit of CAD$2.05 (the “Offering Price”) and 6,612,849 Special Warrants were sold at the Offering Price for aggregate gross proceeds of $17,518,269. Each Unit consists of one Class A Subordinate Voting share of the Company (a “Share”) and one-half of one share purchase warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder to acquire one Share at an exercise price of CAD$2.55 per Share, for a period of 36 months from July 6, 2023 (the “Closing Date”). On October 5, 2023, Special Warrants were converted into 6,612,849 Class A shares and 3,306,423 share purchase warrants (Note 14).

If, at any time following the Closing Date, the daily volume weighted average trading price of the Shares on the NEO is greater than CAD$5.55 per Share for the preceding 10 consecutive trading days, the Company shall have the right to accelerate the expiry date of the Warrants to a date that is at least 30 trading days following the date of written notice to warrant holders of such acceleration.

In connection with the Offering, the Company paid to the Underwriters and the Agents a cash commission equal to $895,407 related to the Life deal and $802,169 related to the Special Warrants and issued to certain advisors 50,000 Units in connection with sales to President’s List Purchasers under the Offering.

Each Broker Special Warrant shall be exercisable for one Broker Warrant at no additional cost and will be automatically converted into (without payment of any further consideration) Broker Warrants on the date that is three business days following the Qualification Date (defined below).

Each Broker Warrant will entitle the holder to acquire one unit of the Company comprised of one Share and one-half of one Share purchase warrant (each whole warrant, a “Broker Unit Warrant”), pursuant to the terms of the broker warrant certificates. Each whole Broker Unit Warrant will entitle the holder to purchase one Share at an exercise price of CAD$2.55 at any time on or before the date which is 36 months from the Closing Date.

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Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

12. SHARE CAPITAL (continued)

b)	Issued (continued)

The Qualification Date is defined as the earlier of:

(i)	The date that is four months and one day following the Closing Date; and
(ii)	The date that is three business days following the date of the filing of a qualifying prospectus.

On November 29, 2023, the Company entered into a release agreement with an investor of the Company and issued 200,000 Class A shares. The release was valued at a deemed price of CAD$1.35 per share, and the Company recorded $198,801 as share-based compensation (Note 8).

On January 29, 2024, the Company issued 675,000 Class A shares to settle and extinguish the VERSES NRI, LLC. SAFE (658,537 Class A shares) and the Strategic Executive Search Group Ltd. SAFE (16,463 Class A shares) (Note 9).

During the year ended March 31, 2023:

14,907,030 units at a price of CAD$1.00 per unit were issued, pursuant to a private placement for total proceeds of $11,564,983. Each unit consists of 1 Class A share and ½ share purchase warrant (“Unit”), with each full share purchase warrant exercisable at CAD$1.20 for 1 Class A share for three years. If at any time prior to the expiry date, the volume-weighted average trading price of the Class A shares on the NEO exceeds CAD$2.40 for a period of 10 consecutive trading days, the Company may accelerate the expiry date to the date that is 30 days following the written notice to the holders of the warrants. The warrants in the Units were fair valued at $231,302 under the residual value method.

In connection with the private placement, the Company paid finders fees of $779,180 in cash, 291,325 Units fair valued at $224,286 and 1,146,980 broker warrants fair valued at $807,214. Each broker warrant is exercisable into one Unit at a price of $1.00 per Unit until August 15, 2025. The Company also paid $43,594 in cash for other financing fees.

1,146,980 broker warrants were fair valued at $807,214 estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

Share price at grant date	CAD$0.98
Risk-free interest rate	3.27%
Estimate life	3 years
Expected volatility	100%
Expected dividend yield	0%
Expected forfeitures	0%

In March 2023, 225,070 stock options and broker warrants were exercised and fair valued at $176,339 based on the value of the options (Note 8) and broker warrants on the grant date per Black-Scholes. In connection with the exercises, an additional 2,535 warrants were issued with an exercise price of CAD$1.20 and maturity date of March 13, 2025.

In addition, in March 2023, 142,846 stock options and broker warrants were exercised for proceeds of $83,456. The Class A shares in connection with this exercise were issued during the current fiscal year.

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Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

13.	ESCROWED SECURITIES

On or before the Listing Date, the escrowed securityholders entered into the escrow agreement with the escrow agent, pursuant to which the escrowed securityholders will collectively deposit 6,380,604 Class A shares and 10,000,000 Class B shares with the escrow agent. The Company is an “established issuer” for the purposes of National Policy 46-201. Accordingly, the escrowed securities will be released from escrow in accordance with the following schedule:

-	25% of the escrowed securities have been released on Listing Date. 33% of the remaining Class A and Class B shares held in escrow was released on December 28, 2022 (⅓), June 28, 2023 (⅓), and December 28, 2023 (⅓).

14.	WARRANTS

On October 5, 2023, in connection with the conversion of the Special Warrants, the Company issued 3,306,423 share purchase warrants. Each warrant entitles the holder to acquire one class A share at an exercise price of CAD$2.55 per share, for a period of 36 months from July 6, 2023. No value was recorded to contributed surplus associated with this issuance.

In July and August 2023, the Company issued 2,186,293 share purchase warrants in connection with the conversion of the convertible debentures (Note 15). Each warrant entitles the holder to acquire one Class A share at an exercise price of CAD$2.55 per Share, for a period of 36 months from July 6, 2023. No value was recorded to contributed surplus associated with this issuance.

In July 2023 the Company issued 2,439,024 share purchase warrants in connection with the LIFE offering. Each warrant entitles the holder to acquire one class A share at an exercise price of CAD$2.55 per share, for a period of 36 months from July 6, 2023. No value was recorded to contributed surplus associated with this issuance.

In connection with the LIFE offering, the Company issued 383,744 broker warrants. Each broker warrant entitles the holder to acquire one unit of the Company at a price per unit of CAD$2.05, with each unit comprised of one share and one-half of one non-transferable warrant. The expiry date is October 5, 2027.

The total fair value of the broker warrants was $689,368, estimated using the Black-Scholes option pricing model with the following assumptions:

Share price at grant date (based on the announcement date)	CAD$2.43
Risk-free interest rate	4.40%
Expected life	3 years
Expected volatility (based on comparable publicly listed entities)	100%
Expected dividends	Nil

In connection with the LIFE offering, the Company issued 25,000 advisory warrants. Each advisory warrant entitles the holder to acquire one Class A share of the Company at a price per unit of $2.55. The expiry date is July 6, 2026.

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Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

14.	WARRANTS (continued)

The total fair value of the advisory warrants was $15,657, estimated using the Black-Scholes option pricing model with the following assumptions:

Share price at grant date (based on the announcement date)	CAD$2.43
Risk-free interest rate	4.40%
Expected life	3 years
Expected volatility (based on comparable publicly listed entities)	100%
Expected dividends	Nil

The relative fair value of the advisory warrants allocated to contributed surplus was $8,439.

In connection with the Special Warrants fundraising, the Company issued 405,383 broker warrants. Each broker warrant entitles the holder to acquire one unit of the Company at a price per unit of CAD$2.05, with each unit comprised of one share and one-half of one non-transferable warrant. The expiry date is July 6, 2026. Broker warrants were fair valued at $782,626 estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

Share price at grant date (based on the announcement date)	CAD$2.43
Risk-free interest rate	4.40%
Expected life	3 years
Expected volatility (based on comparable publicly listed entities)	100%
Expected dividends	Nil

In connection with the exercise of broker warrants in the period ending December 31, 2023, the Company issued 388,741 warrants at an exercise price of CAD$1.20 and expiry date of two years from the date of issuance.

On May 19, 2023 the Company announced its plan to amend certain terms of an aggregate of 1,316,787 Class A subordinate voting share purchase warrants, which were issued as consideration to certain arm’s length finders as consideration for the introduction of certain subscribers to the Company in connection with its private placement offering of 20,000,000 special warrants at an issue price of $0.80 per Special Warrant for aggregate gross proceeds of $16,000,000, which completed in two tranches on October 21, 2021 and November 2, 2021.

Each finder warrant is exercisable at an issue price of $0.80 per Finder Warrant by the holder thereof into one unit of the Company (a “Finder Unit”) for a period of 24 months from the date of issuance. Each Finder Unit is comprised of one Class A Share and one-half of one warrant to purchase one Class A Share (a “Finder Unit Warrant”), each Finder Unit Warrant entitling the holder thereof to acquire one Class A Share (a “Finder Unit Warrant Share”) at an exercise price of $1.20 per Finder Unit Warrant Share for a period of 24 months following the date of issuance.

The Company amended the Finder Warrants by changing the expiration date of the Finder Warrants from October 21, 2023 and November 2, 2023, as applicable, to August 15, 2025 (the “Expiration Amendment”).

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Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

14.	WARRANTS (continued)

The Company recognized share-based payments expense in connection with the amendment of the Finder Warrants of $440,604, estimated using the Black-Scholes option pricing model with the following weighted average assumptions (Note 8):

Share price at modification date	CAD$2.14
Risk-free interest rate	4.04%
Estimate life	2.25 years
Expected volatility	100%
Expected dividend yield	0%

Warrants outstanding as at March 31, 2024 are summarized below:

	Number of warrants	Weighted Average Exercise Price (CAD)
Balance, March 31, 2022	13,352,537	1.08
Issued	12,840,943	1.03
Exercised	(5,070)	0.8
Balance, March 31, 2023	26,188,410	$0.99
Issued	9,134,608	2.78
Exercised	(11,615,371)	1.31
Balance, March 31, 2024	23,707,647	$1.52

During the year ended March 31, 2023:

On December 16, 2022, the Company amended 6,591,631 share purchase warrants issued in February 2022 (the “February Warrants”), in connection with a private placement, whereby each warrant entitled the holder to purchase one Class A share at a price of CAD$1.20 per share up to and including February 22, 2024. The Company also amended 3,909,906 share purchase warrants (the “March Warrants”, and together with the February Warrants, the “Old Warrants”) in connection with a private placement issued in March 2022, whereby each warrant entitled the holder to purchase one Class A share at a price of CAD$1.20 per share up to and including March 3, 2024.The amendments are as follows:

(i)	Reduce the exercise price of the Old Warrants to CAD$1.00.

(ii)	Extend the expiration date of the Old Warrants to August 15, 2025.

(iii)	Add the following acceleration clause: “if at any time prior to the expiry date, the volume-weighted average trading price of the Class A shares on the NEO exceeds CAD$2.00, for a period of 10 consecutive trading days, the Company may, at its option, accelerate the expiry date to the date that is 30 days following the written notice to the holders of the warrants”.

The Company also amended 7,599,177 share purchase warrants issued in August 2022 (“August Warrants”) in connection with a private placement, whereby each warrant entitled the holder to purchase one Class A share at a price of CAD$1.20 per share up to and including August 15, 2025.The amendments are as follows:

(i)	To reduce the exercise price of the August Warrants to CAD$1.00.

(ii)	To replace the existing acceleration clause in its entirety with the following acceleration clause: “if at any time prior to the expiry date, the volume-weighted average trading price of the Class A shares on the NEO exceeds CAD$2.00, for a period of 10 consecutive trading days, the Company may, at its option, accelerate the expiry date to the date that is 30 days following the written notice to the holders of the warrants”.

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Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

14. WARRANTS (continued)

Subject to receipt of written consent from each warrant holder, the Company received acceptance from the NEO to list up to 20,718,553 warrants.

(i)	978,794 warrants were issued to consultants for services with a fair value of $371,507 recorded in consulting fees. The warrants are exercisable at CAD$0.80 into one Class A share and expire on June 13, 2024.
(ii)	7,453,515 warrants were issued in connection with the August 2022 private placement (Note 12b).
(iii)	145,662 warrants were issued as finders’ fees within a finder fee unit in connection with the August 2022 private placement (Note 12b).
(iv)	1,146,980 warrants were issued as broker warrants in connection with the August 2022 private placement (Note 12b).
(v)	2,617,839 detachable warrants were issued in connection with the convertible debenture financing (Note 14).
(vi)	495,618 warrants were issued as broker warrants in connection with the convertible debenture financing (Note 14).
(vii)	2,535 warrants were issued in connection with the exercise of the broker warrants granted for the August 2022 private placement (Note 12b).

As of March 31, 2024, the Company’s outstanding share purchase warrants expire as follows:

Expiry date	Weighted Average Remaining Contractual Life in Years	Exercise Price (CAD)	Outstanding
June 13, 2024	0.20	0.80	978,794
April 3, 2025	1.01	1.20	3,153
April 20, 2025	1.05	1.20	5,250
June 2, 2025	1.17	1.20	31,038
June 16, 2025	1.21	1.20	27,465
July 10, 2025	1.28	1.20	2,660
August 15, 2025	1.38	1.00	11,261,199
August 15, 2025	1.38	0.80	1,151,892
August 15, 2025	1.38	1.20	223,512
August 25, 2025	1.40	1.20	4,977
April 15, 2026	2.04	0.40	1,250,000
July 6, 2026	2.27	2.05	789,127
July 6, 2026	2.27	2.55	7,956,740
December 22, 2026	2.73	1.20	21,840
	1.70	$1.52	23,707,647

15.	CONVERTIBLE DEBENTURES

During the year ended March 31, 2023, the Company closed a private placement of unsecured convertible debenture units of the Company (“CD Units”) at a price of CAD$1,000 per CD Unit for gross proceeds of CAD$7,504,845 (the “Private Placement”). Each CD Unit consists of: (i) CAD$1,000 principal amount unsecured convertible debentures (“Convertible Debenture”); and (ii) 350 detachable warrants (“Warrants”) to purchase Class A shares of the Company. A total of 2,617,839 detachable warrants were issued.

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Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

15.	CONVERTIBLE DEBENTURES (continued)

Each Convertible Debenture matures on the date that is 12 months from the date of issuance of the Convertible Debenture (the “Maturity Date”). On the Maturity Date, the outstanding principal amount of the Convertible Debentures (the “Principal Amount”) shall be repaid in cash. The Principal Amount shall be convertible, for no additional consideration, upon the closing of an equity financing into equity securities (as defined in the convertible debenture agreement).

The Convertible Debentures bear interest at a rate of 20% per annum from the date of issue, such interest to be paid (i) in cash, or (ii) in-kind in Equity Securities based on the Equity Financing Price. The interest will be payable in arrears on the earlier of the conversion of the Convertible Debentures and the Maturity Date. If the conversion of the Convertible Debentures occurs prior to the Maturity Date, the holder of the Convertible Debentures shall be entitled to all accrued and outstanding unpaid interest, plus an amount equal to the amount of interest that would have otherwise accrued on the Principal Amount to the Maturity Date.

In the event that the Company does not complete the Equity Financing on or before the Maturity Date, the Principal Amount and all accrued interest shall be repayable by the Company in cash.

Each Warrant is exercisable into one Class A share at a price of CAD$1.00 per share until August 15, 2025. If at any time prior to the expiry date of the Warrants (the “Expiry Date”), the volume-weighted average trading price of the Shares on the NEO (or such other principal exchange or market where the Shares are then listed or quoted for trading) exceeds CAD$2.00, as adjusted in accordance with the terms of the certificate representing the Warrants (the “Warrant Certificates”), for a period of 10 consecutive trading days, the Company may, at its option, accelerate the Expiry Date to the date that is 30 days following the written notice to the holders of the Warrants.

All securities issued pursuant to the Private Placement, and any securities convertible thereunder, will be subject to a four-month hold period from the date of issue.

In the year ended March 31, 2023, the Company paid $331,265 cash in broker fees and issued 495,618 broker warrants which were fair valued at $172,771. Each Broker Warrant will entitle the holder thereof to acquire one Class A share at an exercise price of CAD$1.00 until August 15, 2025. The fair value was estimated using the Black-Scholes option pricing model with the following assumptions:

Weighted average assumptions
Share price at grant date	CAD$0.86
Risk-free interest rate	3.99%
Expected life	2.44 years
Expected volatility	100%
Expected dividends	Nil
Expected forfeiture	0%

The convertible debentures contain both a financial liability component and an equity component, the bonus warrants which grant the holder the option to acquire an equity interest in the Company. The Company bifurcated the convertible debentures using a discounted cash flow model and recognized a financial liability of $5,447,282, representing the fair value of the liability component and the conversion feature, net of issuance costs, discounted at a rate of 22.5%. The equity component consists of the detachable warrants and was assigned a fair value of $98,048 on issuance date. Transaction costs of $11,583 were recorded against the equity component.

In the year ended March 31, 2024, the Company converted all of the convertible debentures plus 20% interest based on the event that the Company completed the Equity Financing. The Company issued 4,372,648 shares based on the conversion share price of CAD$2.05 per share and 2,186,293 share purchase warrants with an exercise price of CAD$2.55 (Note 14).

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Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

15.	CONVERTIBLE DEBENTURES (continued)

A reconciliation of convertible debentures is as follows:

Convertible debenture
Balance, March 31, 2022	$-
Proceeds from issuance	5,545,330
Warrant portion of the proceeds	(98,048)
Interest expense	68,625
Accretion expense	36,626
Issuance costs	(647,199)
Balance, March 31, 2023	4,905,334
Foreign exchange on convertible debt	154,109
Interest expense	338,011
Accretion expense	203,918
Reclassification of the warrant portion	98,048
Conversion into shares	(5,699,420)
Balance, March 31, 2024	$-

16.	PREPAID EXPENSES

Prepaid expenses consisted of the following:

	March 31, 2024	March 31, 2023
Deposit	$59,535	$59,535
Retainer	126,153	22,914
Prepaid insurance	107,663	118,874
Subscriptions	501,000	1,241,354
Balance, end of the period	$794,351	$1,442,677

17.	EQUIPMENT

Cost	Equipment
Balance, March 31, 2022	$251,729

Additions	148,032
Reductions	(34,744)
Balance, March 31, 2023	365,017

Additions	185,155
Balance, March 31, 2024	$550,172

35

VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

17.	EQUIPMENT (continued)

Accumulated depreciation	Equipment
Balance, March 31, 2022	19,822

Additions	120,971
Reductions	(10,616)
Balance, March 31, 2023	130,177

Additions	152,736
Balance, March 31, 2024	$282,913

Net book value, March 31, 2023	$234,840
Net book value, March 31, 2024	$267,259

18.	RIGHT-OF-USE ASSET

The Company’s right-of-use asset relates to the lease of office space. The right-of-use asset is depreciated over two years and a lease liability is measured at the present value of the lease payments unpaid at commencement date, discounted using the consolidated entity’s incremental borrowing rate of 10%.

For the year ended	March 31, 2024	March 31, 2023
Balance, beginning of the year	$109,011	$220,067
Adjustments	-	4,103
Depreciation expense	(109,011)	(115,159)
Balance, end of the year	$-	$109,011

19.	LEASE LIABILITY

The following table details the change in the Company’s lease liability for the years ended March 31, 2024 and March 31, 2023.

For the year ended	March 31, 2024	March 31, 2023
Balance, beginning of the year	$108,873	$220,423
Adjustments	-	4,103
Interest expense	5,105	16,123
Lease payments	(113,978)	(131,776)
Balance, end of the year	-	108,873
Less: lease liability short-term	$-	$108,873

36

VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

20.	PROMISSORY NOTES

On March 11, 2024, the Company’s wholly owned subsidiary VTU, has accepted an interest free loan in the amount of $2,000,000 from two arms-length investors for $1,000,000 each. The loan matures on the earlier of (i) March 10, 2025; and (ii) the date the Company completes a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells its securities to one or more bona fide third parties. On the maturity date, the Company may elect to repay loan by way of cash, or through the issuance of class A subordinate voting shares in the capital of the Company at a per share price equal to the price of the securities issued in the Equity Financing, subject to the approval of CBOE Canada Inc.

Subsequent to the year ended March 31, 2024, promissory notes were settled through the issuance of Special Warrants (Note 28).

21.	OTHER INCOME

Other income is income earned from interest-bearing bank accounts deposits.

	Years ended
	March 31,
	2024	2023
Interest earned	240,293	18,773
Others	-	5,532
	$240,293	$24,305

22.	FINANCIAL INSTRUMENTS

As of March 31, 2024, the Company’s financial instruments consist of cash, accounts receivable, due from related parties, accounts payable and accrued liabilities, restricted share unit liability, promissory notes, provision for legal claim, and loans payable.

IFRS 13 Fair Value Measurement establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. IFRS 13 prioritizes the inputs into three levels that may be used to measure fair value:

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities.
●	Level 2 – Inputs that are observable, either directly or indirectly, but do not qualify as Level 1 inputs (i.e., quoted prices for similar assets or liabilities).
●	Level 3 – Prices or valuation techniques that are not based on observable market data and require inputs that are both significant to the fair value measurement and unobservable.

The Company uses judgment to select the methods used to make certain assumptions and in performing the fair value calculations in order to determine (a) the values attributed to each component of a transaction at the time of their issuance; (b) the fair value measurements for certain instruments that require subsequent measurement at fair value on a recurring basis; and (c) for disclosing the fair value of financial instruments subsequently carried at amortized cost. These valuation estimates could be significantly different because of the use of judgment and the inherent uncertainty in estimating the fair value of these instruments that are not quoted in an active market.

The fair value of cash, accounts receivable, due from related parties, accounts payable, promissory notes, provision for legal claim, and loans payable are measured using Level 1 inputs, the fair value of restricted share unit liability is measured using Level 2 inputs.

37

VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

22.	FINANCIAL INSTRUMENTS (continued)

The carrying value of the Company’s other financial instruments approximate their fair values due to their short-term maturities.

There were no transfers between the levels of the fair value hierarchy during the period.

As of March 31, 2024	Level 1	Level 2	Level 3	Total
Assets:
Cash	$892,727	$-	$-	$892,727
Accounts receivable	$100,000	$-	$-	$100,000
Due from related parties	$1,937,270	$-	$-	$1,937,270
Liabilities:
Accounts payable and accrued liabilities	$2,865,002	$-	$-	$2,865,002
Promissory notes	$2,000,000	$-	$-	$2,000,000
Provision for legal claim	$6,307,258	$-	$-	$6,307,258
Restricted share unit liability	$-	$576,214	$-	$576,214
Loans payable	$140,904	$-	$-	$140,904

As of March 31, 2023	Level 1	Level 2	Level 3	Total
Assets:
Cash	$4,397,281	$-	$-	$4,397,281
Accounts receivable	$35,000	$-	$-	$35,000
Due from related parties	$866,688	$-	$-	$866,688
Liabilities:
Accounts payable and accrued liabilities	$1,249,299	$-	$-	$1,249,299
Loans payable	$143,331	$-	$-	$143,331
SAFE	$-	$-	$1,025,000	$1,025,000
Convertible debentures	$-	$4,905,334	$-	$4,905,334

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The financial instrument that potentially subjects the Company to concentrations of credit risk consists principally of cash, accounts receivable, and due from related parties. To minimize the credit risk, the Company places its cash with large financial institutions. Subsequent to March 31, 2024, the Company collected $100,000 of the accounts receivable outstanding balance.

Amounts due from related parties of $1,937,270 (2023 - $866,688) are due from companies controlled by key management personnel and as such, credit risk is assessed as low. As of March 31, 2024, management assessed that there is no need to provide a credit loss allowance.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis. The Company ensures that there are sufficient funds to meet its short-term business requirements, taking into account its anticipated cash flows from operations, cash holdings, and anticipated future financing transactions.

38

VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

22.	FINANCIAL INSTRUMENTS (continued)

Liquidity risk (continued)

Contractual cash flow requirements as of March 31, 2024, were as follows:

	<1 year $	1-2 years $	2-5 years $	>5 years $	Total $
Accounts payable and accrued liabilities	2,865,002	-	-	-	2,865,002
Loans payable	2,007,752	7,752	23,256	102,144	2,140,904
Total	4,872,754	7,752	23,256	102,144	5,005,906

As of March 31, 2024, the Company had working capital of $(7,270,243) (2023 - $640,853).

Foreign exchange risk

Foreign exchange risk is the risk that the fair value or future cash flows will fluctuate due to changes in foreign exchange rates. The Company has financial assets denoted in Euros and Canadian dollars, and is therefore exposed to exchange rate fluctuations. As of March 31, 2024, the Company had the equivalent of $117,648 (2023 - net financial liabilities - $18,423) in net financial assets denominated in Euros and $552,476 (2023 - $671,405) net financial liabilities denominated in Canadian dollars.

The foreign exchange risk exposure of the Company financial instruments as at March 31, 2024 is as below:

Financial Instrument Type	Currency CAD$	+/- 10% fluctuation increase (decrease) $ impact
Cash	153,601	11,315	(11,315)
Tax receivable	508,146	37,435	(37,435)
Prepaid expenses	672,007	49,507	(49,507)
Accounts payable and accrued liabilities	(1,301,531)	(95,884)	95,884
Restricted share unit liability	(782,156)	(57,621)	57,621
	(749,933)	(55,248)	55,248

Financial Instrument Type	Currency EURO	+/- 10% fluctuation increase (decrease) $ impact
Cash	146,952	15,887	(15,887)
Tax receivable	567	61	(61)
Accounts payable and accrued liabilities	(38,696)	(4,183)	4,183
	108,823	11,765	(11,765)

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market interest rates. The interest earned on cash balances approximate fair value rates, and the Company is not subject to significant risk due to fluctuating interest rates. As of March 31, 2024 and 2023, the Company does not hold any liabilities that are subject to fluctuations in market interest rates.

39

VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

22.	FINANCIAL INSTRUMENTS (continued)

Price risk

Price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market prices, other than those arising from interest rate risk or currency risk. The Company is not exposed to other price risk.

23.	MANAGEMENT OF CAPITAL

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue the development of their technology. The Company considers the items in shareholders’ equity and promissory notes as capital. There has been no change to what the Company considers capital from the prior year. The Company does not have any externally imposed capital requirements to which it is subject to.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may issue Subordinate Voting Shares, dispose of assets or adjust the amount of cash. There has been no change to how capital is managed from the prior year.

24.	SUPPLEMENTAL CASH FLOW INFORMATION

The supplemental cash paid and received by the Company as at March 31, 2024 is as below:

Non-cash Financing and Investing Activities	2024	2023
SAFE conversion to shares	$1,025,000	$-
Fair value of finders and advisory warrants	$1,488,527	$806,303
Fair value of broker warrants issued with convertible debentures financing	$-	$172,771

	2024	2023
Cash paid for interest	$5,325	$11,530
Cash received for interest	$240,293	$18,773

25.	SEGMENTED NOTE

All of the Company’s non-current assets as of March 31, 2024 and 2023 and all of the Company’s revenue for the year ended March 31, 2024 and 2023 were in the United States.

The operating segments have been disclosed by geographical region for the year ended March 31, 2024 and 2023 as follows:

	Year ended
	March 31,
Total net (income) loss by country	2024	2023
United States	$25,151,614	$12,473,908
Canada	21,300,980	6,729,528
Netherlands	154,691	255,002
Total net loss	$46,607,285	$19,458,438

40

VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

25.	SEGMENTED NOTE (continued)

Customers accounting for more than 10% of net revenue are as listed below:

	Year ended
	March 31,
	2024	2023
Customer A	51%	69%
Customer B	-	10%
Customer C	39%	-
Others	9%	21%

26.	PROVISION FOR LEGAL CLAIM

On July 13, 2022, David Thomson, a former independent contractor, filed a claim against VTU, Cyberlab LLC, and two directors/officers of the Company in Los Angeles Superior Court. The claim alleges violations of various sections of the California Corporations code, breach of contract, breach of the implied covenant of good faith and fair dealing, and unjust enrichment. Plaintiff claims as much as $5,000,000 in damages, subject to proof.

On September 1, 2022, the Company filed an answer denying any wrongdoing, and also making its own counterclaim against Mr. Thomson. The cross-claims against David Thomson include: (i) misappropriation of trade secrets; (ii) breach of contract; (iii) violation of the California Computer Data Access and Fraud Act (“CDAFA”); and (iv) violation of the Economic Espionage Act, after the Company voluntarily dismissed three cross-claims (alleging violation of the Computer Fraud and Abuse Act, conversion, violation of the Stored Communications Act, respectively). The Company, for its part, seeks to recover both compensatory and punitive damages from Mr. Thomson, as well as restitution of any ill-gotten gains and an award of reasonable attorneys’ fees.

On March 30, 2023, the Motion to Compel Arbitration (“MCA”) was granted, and the two sides have been ordered by the Court to arbitration at the American Arbitration Association. The CDAFA claim was dismissed on Summary Judgment, but the claims for trade secret misappropriation, breach of contract and unjust enrichment were upheld. Depositions were taken by both sides in December 2023 and early 2024, with final pre-trial witness and evidentiary exhibits being submitted on January 22, 2024.

A final arbitration award was issued in this action on May 17, 2024. The final award imposes liability against: (i) Verses Technologies USA, Inc., a subsidiary of the Company, jointly and severally with Cyberlab, LLC (a company owned by the Company’s president, Dan Mapes), in the amount of $6,307,258, inclusive of interest; and (ii) Cyberlab, VTU and its principals, Gabriel René and Dan Mapes, jointly and severally, for damages in the amount of $1,900,000, interest of $709,973, costs of $64,303 and the fees of plaintiff’s counsel totaling $920,231. To resolve their part of joint and several liability, Mr. René and Mr. Mapes are working toward satisfying the portion of the award that applies to them as individuals. The remaining liability belongs to VTU, a subsidiary of the company. VTU is pursuing resolution negotiations which are ongoing. However, the likelihood of a favourable or unfavourable outcome, or an estimate of the amount or range of potential loss, which is isolated to VTU, is not reasonably foreseeable at this time.

From time to time the Company may be named as a defendant and as a plaintiff in various legal actions arising from the operations of the Company and previous affiliates of the Company. Currently, based upon information available to the Company, the Company does not believe any such matters would have a material adverse effect upon our financial condition or results of operations as at March 31, 2024, except those amounts already reflected in the consolidated financial statements. However, due to the inherent uncertainty of litigation, the Company cannot provide certainty as to their outcome. If the Company’s current evaluations are materially incorrect or if the Company is unable to resolve any of these matters favourably, there may be a material adverse impact on our financial position, cash flows or results of operations.

41

VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

27.	INCOME TAXES

The provision for income taxes reported differs from the amounts computed by applying the applicable income tax rates to the net loss before tax provision due to the following:

For the year ended	March 31, 2024	March 31, 2023
Loss before income taxes	$(46,604,772)	$(19,452,838)
Statutory income tax rate	27%	27%
Expected income tax recovery	(12,583,288)	(5,252,266)
Non-deductible expenditures and non-taxable revenues	25,359	(40,863)
Unused tax losses and tax offsets not recognized	9,450,938	4,482,054
Change in unrecognized deductible temporary differences	3,632,309	1,150,533
Tax rate difference in other jurisdictions	(522,805)	(333,858)

Income tax expense (recovery)	$2,513	$5,600

Significant components of the Company’s unrecognized deferred tax assets (liabilities) are shown below:

	March 31, 2024	March 31, 2023
Deferred income tax assets (liabilities)
Losses carried forward	$16,145,000	$6,267,000
Share issuance costs	299,000	678,000
Equipment	(72,000)	(136,000)
Convertible debentures	-	(40,000)

Total deferred income tax assets	16,372,000	6,769,000

Unrecognized deferred tax assets	(16,372,000)	(6,769,000)

Net deferred tax assets	$-	$-

As at March 31, 2024, the Company has estimated non-capital loss (“NCL”) for US Federal income tax purposes of $45,682,000 (2023 - $20,810,000), NCL for Canadian income tax purposes of $13,696,000 (2023 - $2,157,000), and NCL for Netherland income tax purposes of $416,000 (2023 - $243,000). These losses may be carried forward to reduce taxable income derived in future years and have expiry dates starting in 2040.

Tax attributes are subject to review, and potential adjustment, by tax authorities.

42

VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

28.	SUBSEQUENT EVENTS

On April 9, 2024, the Company issued 50,000 Class A shares to a consultant to provide certain communication and media services.

On April 15, 2024, the Company granted 315,555 Option Shares and 50,000 RSUs to employees and strategic consultants of the Company.

-	52,500 stock options were granted with an exercise price of CAD$1.14, expiring in 5 years, 25% vests on the date that is one (1) year from the Vesting Start Date and 6.25% every subsequent quarter.
-	200,000 stock options were ranted with an exercise price of CAD$1.14, expiring in 5 years, 50,000 vest on April 2, 2024, 15,000 vest on May 1, 2024, and 15,000 vest at the beginning of every calendar month thereafter;
-	63,055 stock options were granted with an exercise price of CAD$1.35, based on previous commitments, expiring in 5 years, 25% vests on the date that is one (1) year from the Vesting Start Date and 6.25% every subsequent quarter.

On May 17, 2024, the Company finalized the raise of gross proceeds of $10,000,000 through the sale of 10,000,000 Special Warrants in the Private Placement.

Each Special Warrant shall convert into one Unit of the Company (a “Unit”) at no additional cost upon the earlier of: (i) the Company obtaining a receipt from the applicable securities commission(s) in Canada for the final prospectus qualifying the distribution of the Units to be issued upon exercise or deemed exercise of the Special Warrants; and (ii) the date that is four months and a day after date of issuance of the Special Warrants.

Each Unit is comprised of one Class A Subordinate Voting share of the Company (a “Unit Share”), and one-half of one Class A Subordinate Voting share purchase warrant (each full warrant, a “Unit Warrant”). Each Unit Warrant shall be exercisable into one Class A Subordinate Voting share of the Company (a “Unit Warrant Share”) at a price of CAD1.50 per Unit Warrant Share for a period of two (2) years from the date of issue of the Unit Warrants.

In connection with the Private Placement, the Company has entered into finders’ fee agreements (the “Finders’ Agreements”), forms of which have been circulated to the Board, with certain finders or other qualified persons (the “Finders”), pursuant to which the Company has agreed to pay the following finders’ fees in respect of proceeds raised from subscriptions in the Private Placement from persons introduced to the Company by the applicable Finder:

(i) a cash fee (the “Finders’ Commission”) of up to 8.0% of the aggregate gross proceeds raised from the sale of Special Warrants to Subscribers introduced to the Company by the applicable Finder;

(ii) the issuance of such number of warrants (the “Finder Warrants”) as is equal to up to 8.0% of the number of Special Warrants sold to Subscribers introduced to the Company by the Finder, with each Finder Warrant entitling the holder to purchase one unit of the Company (a “Finder Unit”) at a price of CAD1.00 per unit until the date that is 24 months following the date of issuance thereof. Each Finder Unit will be comprised of one Class A Subordinate Voting share in the capital of the Company (a “Finder Unit Share”) and one-half of one Class A Subordinate Voting Share purchase warrant of the Company (each whole warrant, a “Finder Unit Warrant”). Each Finder Unit Warrant will be exercisable into one Class A Subordinate Voting share in the capital of the Company (a “Finder Unit Warrant Share”) at a price of CAD1.50 per share until the date that is 24 months following the date of issuance thereof.

On May 30, 2024, the Company converted 10,000,000 Class B Proportionate Voting Shares into 62,500,000 Class A Subordinate Voting Shares.

On June 20, 2024, the Company entered into a funding agreement with Group 42 Holding Ltd. (“G42”), a leading UAE-based AI technology group (the “Strategic Investment”).

43

VERSES AI INC.

Notes to the Consolidated Financial Statements

For the years ended March 31, 2024 and 2023

(Expressed in United States dollars)

28.	SUBSEQUENT EVENTS (continued)

Pursuant to the Strategic Investment, G42 has invested $10,000,000 via a private placement of 13,780 unsecured convertible debenture units of VERSES (the “Units”). Each Unit will consist of:

(i) CAD1,000 in principal amount of unsecured convertible debentures (“Convertible Debentures”); and

(ii) 500 detachable share purchase warrants (the “Warrants”) to purchase Class A Subordinate Voting Shares of Verses (“Class A Shares”). The Convertible Debentures shall bear interest at a rate of 10% per annum and mature on June 20, 2026 (the “Maturity Date”).

The principal amount of the Convertible Debentures (the “Principal Amount”), together with all accrued interest (collectively, the “Convertible Amount”), shall be convertible, for no additional consideration, on the earliest to occur of: (A) the date on which the Company completes an equity financing, in one or more tranches, for aggregate gross proceeds of at least CAD15,000,000 at a price per Class A Share of not less than CAD1.00 (an “Equity Financing”), (B) the date on which G42 elects to convert the Convertible Debentures, and (C) the Maturity Date.

In the event of a conversion of the Convertible Debentures: (i) on the Maturity Date or at the election of G42, the Convertible Amount shall be converted into such number of Class A Shares as is equal to the Convertible Amount divided by CAD1.20 per Share; and (ii) in connection with an Equity Financing, the Convertible Amount shall be converted into such number of Class A Shares as is equal to the Convertible Amount divided by the issue price per Class A Share sold pursuant to the Equity Financing, multiplied by 80%, provided that, in no event shall such conversion price be greater than CAD1.20.

Each Warrant will be exercisable into one Class A Share at a price of CAD1.50 per share until June 20, 2027 (the “Expiry Date”), subject to acceleration. If at any time prior to the Expiry Date, the volume-weighted average trading price of the Class A Shares on Cboe Canada (or such other principal exchange or market where the Class A Shares are then listed or quoted for trading) exceeds CAD5.55, as adjusted in accordance with the terms of the certificate representing the Warrants (the “Warrant Certificates”), for a period of 10 consecutive trading days, Verses may, at its option, accelerate the Expiry Date to the date that is 30 days following the written notice to G42, in the form of a press release or other form of notice permitted by the Warrant Certificates.

In connection with commercial agreements that may be entered into between Verses and affiliates of G42, G42 received:

-	1,000,000 restricted stock units (“RSUs”) of Verses, each vested RSU to be settled through the issuance of one (1) Class A Share. The RSUs will vest in installments of 10,000 RSUs for every CAD100,000 of revenue derived by Verses from commercial agreements with G42, including Analog Technologies L.L.C. In the event any Required Approvals are not obtained with respect to such vesting within three (3) months of when such RSUs would otherwise have vested, G42 may, at its sole option, exchange such RSUs with Verses for a cash payment equal to the Current Market Price (as defined in the Warrant Certificates) of such RSUs.
-	6,890,000 warrants to purchase non-assessable Class A Subordinate Voting Shares of the Company (“Class A Shares”) as such shares were constituted on the Issue Date, at and for a price of CAD1.50 per share up to and including June 20, 2027 (the “Expiry Date”) upon and subject to the terms and conditions attached hereto, provided that if at any time prior to the Expiry Date, the volume-weighted average trading price of the Class A Shares on Cboe Canada Inc. (“Cboe”) exceeds CAD$5.55 for a period of 10 consecutive trading days on Cboe, the Company may, at its option, accelerate the Expiry Date on the date that is 30 days following the written notice to the holder(s) of this Warrant Certificate, (such right, the “Acceleration Right”); provided, however, that the Company’s ability to exercise the Acceleration Right shall be subject to (i) the receipt of all applicable and advisable approvals and consents of any Governmental Authority, and (ii) the provision to the holder(s) of this Warrant Certificate of documentary evidence (which shall be satisfactory in the sole discretion of the holder(s) of this Warrant Certificate) in connection with the receipt of the Required Approvals no less than five Business Days (as defined herein) prior to the date on which the Company exercises the Acceleration Right.

Subsequent to March 31, 2024, the Company had the following securities exercised:

-	1,001,849 warrants for net proceeds of CAD$806,099.
-	1,000,000 options for net proceeds of CAD$800,000.

44